Exhibit 99.1

For Release: January 17, 2006	For Further Information:
Steven R. Lewis, President & CEO
Paul S. Musgrove, CFO
(330) 373-1221

First Place Financial Corp. Reports Second Quarter 2006 Net Income of $6.0 Million

Quarterly Core Earnings of $6.0 Million up 19.8% from Prior Year

Third Quarter Dividend of $0.14 Declared

Highlights

•	Net income for second quarter of fiscal 2006 was $6.0 million, or $0.41 per diluted share and these amounts were up 269.6% and 272.7% over the same quarter in the prior year.

•	Core earnings of $6.0 million were up 19.8% and core diluted earnings per share of $0.41 were up 17.1% over the same quarter in the prior year.

•	Net interest margin for the current quarter was 3.33% up from 3.30% in the prior year quarter in spite of significant flattening of the yield curve over the past year.

•	Assets grew $66 million during the current quarter and $128 million during the first six months to $2.627 billion, resulting in growth at an annualized rate of 10.3% for the quarter and 10.2% for the first half.

•	Portfolio loans grew $174 million or at an annualized rate of 19.1% for the first six months of fiscal 2006.

•	Organic deposit growth was $66 million during the first six months of fiscal 2006 or growth at an annualized rate of 8.1%

•	Asset quality remains strong as nonperforming loans decreased to $13.4 million at December 31, 2005 from $15.3 million at September 30, 2005, while the allowance for loan losses grew to $19.6 million at December 31, 2005 from $19.2 million at September 30, 2005 resulting in an increase of the ratio of the allowance to nonperforming loans to 146.2% from 125.2% over the same period.

•	The Board of Directors declared a $0.14 per share cash dividend.

Summary

Warren, Ohio — January 17, 2006 — First Place Financial Corp. (Nasdaq: FPFC) reported net income of $6.0 million for the quarter ended December 31, 2005 compared with $1.6 million for the quarter ended December 31, 2004, an increase of 269.6%. Diluted earnings per share were $0.41 for the current period compared with $0.11 for the prior-year period, an increase of 272.7%.

Return on average equity for the quarter was 9.86% compared with 2.88% for the same quarter in the prior year. These significant increases over the prior year were primarily due to a prior-year pretax charge of $5.2 million to record other-than-temporary impairment on Fannie Mae and Freddie Mac preferred stocks. This charge had an after-tax effect on net income of $3.4 million, or $0.23 per diluted share. Net income of $6.0 million and diluted earnings per share of $0.41 in the current quarter were 2.0% and 2.4% less than net income and diluted earnings per share of $6.2 million and $0.42 for the quarter ended September 30, 2005.

Core earnings are a supplementary financial measure that excludes certain unusual or nonrecurring items of revenue or expense. Net income and core earnings are identical in the current quarter. Core earnings in the prior year quarter exclude the $3.4 million after-tax charge for other-than-temporary impairment. Core earnings for the quarter ended December 31, 2005 were $6.0 million compared with $5.0 million for the quarter ended December 31, 2004 or an increase of 19.8%. Core diluted earnings per share were $0.41 for the current quarter compared with $0.35 for the same quarter in the prior year, an increase of 17.1%. Core return on average equity for the current quarter was 9.86% compared with 8.89% for the same quarter in the prior year. For additional information on core earnings, see the Explanation of Certain Non-GAAP Measures on page four of this release and the Reconciliation of GAAP Net Income to Core Earnings on page eight.

For the first six months of fiscal year 2006, the Company reported net income of $12.2 million compared with $6.4 million for the first six months of fiscal year 2005, an increase of 91.0%. Earnings per share increased 88.6% to $0.83, from $0.44 a year ago. For the six months ended December 31, core earnings were equal to net income for fiscal 2006 but differed by the $3.4 million after-tax charge for other-than-temporary impairment in fiscal 2005. Core earnings for the six months ended December 31, 2005 were $12.2 million compared with $9.8 million for the six months ended December 31, 2004, an increase of $2.4 million or 24.6%. Core diluted earnings per share and core return on average equity were $0.83 and 10.05% for the first six months of fiscal 2006 compared with $0.67 and 8.66% for the first six months of fiscal 2005.

Commenting on these results, Steven R. Lewis, President and CEO, stated, “We are pleased to report strong year-over-year growth in quarterly core earnings. We continue to achieve strong organic growth in deposits and loans, as well as core earnings, as a result of our full line of consumer and business products and our presence in a variety of Midwest markets. Earnings are further supported by sound asset quality, attention to expense control, and dedication to the needs of our customers.”

“Our combination of stable fee and spread income continues to benefit our bottom line. This quarter noninterest income contributed 25.7% of total revenue despite a slowdown in residential mortgage originations from the peak levels we experienced last quarter. At the same time, growth in other noninterest income from bank and non-bank activities reached record levels. This balance of noninterest income, combined with our improved loan mix, has provided continued momentum for earnings growth. Going forward, we are comfortable that our strategies will sustain our strong performance.”

Revenue

Net interest income for the second quarter of fiscal year 2006 increased 12.2% over the second quarter of fiscal year 2005, to $19.7 million. Compared with the prior-year second quarter, the 2006 increase reflects 11.3% growth in average earning assets and a three basis point improvement in the net interest margin, to 3.33%. Mr. Lewis added, “Our net interest margin has exhibited remarkable stability during a period marked by rising short-term interest rates and a flattened yield curve. Over the past twelve months, we have been successful in balancing the higher yields and asset-sensitivity of our growing commercial loan portfolio with good management of our liability mix and deposit costs.”

Noninterest income for the second quarter of fiscal 2006 was $6.8 million, an increase of $5.7 million over the same period in the prior year. The $5.2 million impairment charge in the prior year was the primary reason for the increase. Excluding the prior year impairment charge there was still a $0.5 million increase in noninterest income between years, which was primarily related to a $0.4 million increase in other income-nonbank. That increase resulted from year over year increases in revenue in each of the nonbank businesses including insurance commissions, real estate commissions and brokerage commissions.

Mortgage banking income, consisting of gain on sale of loans and loan servicing income, was $1.6 million for the quarter ended December 31, 2005 compared with $1.8 million in the same quarter in the prior year and $2.0 million in the quarter ended September 30, 2005. Residential mortgage loan originations were $339.1 million for the quarter ended December 31, 2005 compared with $333.9 million for the prior-year quarter and $419.9 million for the preceding quarter. Mr. Lewis commented, “I am pleased with our level of mortgage banking activity in the face of both seasonal declines in mortgage activity and a shrinking pool of refinance business. We have mitigated these trends by focusing on loans to finance the purchase and construction of new and existing homes rather than mortgage refinance business. In addition, we have assembled an experienced team of mortgage bankers who operate out of quality areas in the Midwest where real estate activity has been stable over the past several years.”

Noninterest Expense

Noninterest expense for the second quarter of fiscal year 2006 was $16.5 million, an increase of $1.6 million or 10.8%, compared with the second quarter of fiscal year 2005. The main factor contributing to this growth was salaries and benefits, which rose $1.7 million, or 25.5%, to $8.5 million due to additional personnel at new and existing locations and the resulting increases in volume-based commissions, and health insurance costs. For the quarter ended December 31, 2005, noninterest expense was stable as a percent of average assets at 2.54% compared with 2.52% in the prior-year quarter. The core efficiency ratio for the quarter ended December 31, 2005 was 62.0%, unchanged from the prior-year period. Mr. Lewis added, “We continue to effectively balance growth with disciplined expense control.”

Asset Quality

Nonperforming loans were $13.4 million at December 31, 2005 or 0.67% of total loans compared with $15.3 million or 0.82% of total loans at September 30, 2005. Charge-offs for the quarter were $0.8 million compared with $0.4 million for the first quarter of fiscal 2006. Both the decrease in nonperforming loans and the increase in charge-offs are the result of a sale of $7.0 million of loans with credit weaknesses during the quarter. The allowance for loan losses increased $0.4 million to $19.6 million at December 31, 2005 from $19.2 million at September 30, 2005. At December 31, 2005, the ratio of the allowance for loan losses to total loans was 0.98% down from 1.02% at September 30, 2005. However, due to the reduction in nonperforming loans the ratio of the allowance to nonperforming loans has risen to 146.2% at December 31, 2005 compared with 125.2% at September 30, 2005. Mr. Lewis noted that, “The allowance for loss on loans remains at an appropriate level given the level of credit risk in our loan portfolio.”

Balance Sheet Activity

Assets were $2.627 billion at December 31, 2005, an increase of $66 million during the second quarter of fiscal 2006 and $128 million for the first half of fiscal 2006. First half asset growth was at an annualized rate of 10.2%. Portfolio loans totaled $2.006 billion at December 31, 2005, an increase of $174 million from June 30, 2005, or at an annualized growth rate of 19.1%. During the first half of fiscal 2006, commercial loans increased $60 million, or 16.7% annualized, to $776 million, and now account for 38.7% of the loan portfolio. During the same period, mortgage and construction loans increased $78 million, or 19.3% annualized, to $884 million; virtually all fixed-rate residential mortgage loans are originated for sale, generating substantial noninterest income and minimizing interest rate risk. Consumer loans were $346 million at December 31, 2005 an increase of $37 million from June 30, 2005 or growth at an annualized rate of 23.8%. More than 80% of consumer loans are secured by single-family residences. These loans include home equity loans and lines, and second mortgages.

Deposits totaled $1.765 billion at December 31, 2005, an increase of $56 million since June 30, 2005. Total growth in deposits for the first half of fiscal 2006 was at an annualized rate of 6.5%. Excluding the runoff of $10 million of brokered deposits, organic deposit growth was $66 million during the first half of fiscal 2006 and grew at an annual rate of 8.1%. During the first quarter of 2006, the Company issued additional junior subordinated debentures, which doubled that funding source to $61.9 million, from $30.9 million at June 30, 2005.

Shareholders’ equity remains strong; it grew $9 million, or at an annualized rate of 7.2%, over the past six months, reaching $245 million at December 31, 2005. At period-end, equity was equivalent to 9.34% of total assets. There were no purchases of treasury stock during the quarter.

Board Actions

At its regular meeting held January 17, 2006, the Board of Directors declared a per share cash dividend of $0.14 for the third fiscal quarter of 2006, payable on February 9, 2006 to shareholders of record as of the close of business on January 26, 2006.

About First Place Financial Corp.

First Place Financial Corp., a $2.6 billion financial services holding company based in Warren, Ohio, is the largest publicly-traded thrift headquartered in Ohio. First Place Financial Corp. includes First Place Bank, with 21 retail locations, 2 business financial service centers and 11 loan production offices; Franklin Bank, a division of First Place Bank, with 5 retail locations and 4 loan production offices; First Place Insurance Agency, Ltd.; Coldwell Banker First Place Real Estate, Ltd.; TitleWorks Agency, LLC and APB Financial Group, Ltd., an employee benefit consulting firm and specialists in wealth management services for businesses and consumers. Additional information about First Place Financial Corp. may be found on the Company’s web site: www.firstplace.net.

Explanation of Certain Non-GAAP Measures

This press release contains certain financial information determined by methods other than with Generally Accepted Accounting Principles (GAAP). Specifically, we have provided financial measures that are based on core earnings rather than net income. Ratios and other financial measures with the word “core” in their title were computed using core earnings rather than net income. Core earnings excludes merger, integration and restructuring expense; extraordinary income or expense; income or expense from discontinued operations; and income, expense, gains and losses that are not reflective of ongoing operations or that we do not expect to reoccur. We believe that this information is useful to both investors and to management and can aid them in understanding the Company’s current performance, performance trends and financial condition. While core earnings can be useful in evaluating current performance and projecting current trends into the future, we do not believe that core earnings are a substitute for GAAP net income. We encourage investors and others to use core earnings as a supplemental tool for analysis and not as a substitute for GAAP net income. Our non-GAAP measures may not be comparable to the non-GAAP measures of other companies. In addition, future results of operations may include nonrecurring items that would not be included in core earnings. A reconciliation from GAAP net income to the non-GAAP measure of core earnings is shown in the consolidated financial highlights.

Forward-Looking Statements

When used in this press release, or future press releases or other public or shareholder communications, in filings by First Place Financial Corp. (the Company) with the Securities and Exchange Commission, or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results to be materially different from those indicated. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the market areas the Company conducts business, which could materially impact credit quality trends, changes in laws, regulations or policies of regulatory agencies, fluctuations in interest rates, demand for loans in the market areas the Company conducts business, and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three months ended December 31,		Percent Change	Six months ended December 31,		Percent Change
(Dollars in thousands, except share data)	2005	2004		2005	2004
Interest income	$36,530	$29,305	24.7%	$71,321	$57,136	24.8%
Interest expense	16,878	11,796	43.1	32,238	22,863	41.0

Net interest income	19,652	17,509	12.2	39,083	34,273	14.0

Provision for loan losses	1,190	1,371	(13.2)	2,545	1,678	51.7

Net interest income after provision for loan losses	18,462	16,138	14.4	36,538	32,595	12.1

Noninterest income
Service charges	1,370	1,345	1.9	2,738	2,725	0.5
Net gains (losses) on sale of securities	—	—	0.0	—	304	(100.0)
Impairment of securities	—	(5,246)	(100.0)	—	(5,246)	(100.0)
Net gains on sale of loans	1,452	1,687	(13.9)	3,335	2,424	37.6
Loan servicing income (loss)	192	88	118.2	358	67	434.3
Other income – bank	1,853	1,686	9.9	3,622	2,931	23.6
Other income – non-bank	1,940	1,535	26.4	3,656	3,202	14.2

Total noninterest income	6,807	1,095	521.6	13,709	6,407	114.0

Noninterest expense
Salaries and employee benefits	8,487	6,761	25.5	16,283	13,711	18.8
Occupancy and equipment	2,463	2,395	2.8	4,881	4,808	1.5
Professional fees	622	645	(3.6)	1,440	1,206	19.4
Loan expenses	597	498	19.9	1,252	1,037	20.7
Marketing	538	563	(4.4)	1,162	1,237	(6.1)
Franchise taxes	237	524	(54.8)	328	1,029	(68.1)
Amortization of intangible assets	925	986	(6.2)	1,869	1,944	(3.9)
Other	2,666	2,547	4.7	5,386	4,790	12.4

Total noninterest expense	16,535	14,919	10.8	32,601	29,762	9.5
Income before income taxes	8,734	2,314	277.4	17,646	9,240	91.0
Provision for income taxes	2,688	678	296.5	5,433	2,847	90.8

Net income	$6,046	$1,636	269.6%	$12,213	$6,393	91.0%

SHARE DATA:
Basic earnings per share	$0.42	$0.11	281.8%	$0.84	$.044	90.9%
Diluted earnings per share	$0.41	$0.11	272.7	$0.83	$0.44	88.6
Cash dividends per share	$0.14	$0.14	—	$0.28	$0.28	—
Average shares outstanding - basic	14,519,178	14,350,344	1.2	14,496,231	14,383,555	0.8
Average shares outstanding - diluted	14,780,088	14,624,757	1.1	14,745,511	14,628,448	0.8

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands)	December 31, 2005 (Unaudited)	September 30, 2005 (Unaudited)	June 30, 2005
ASSETS
Cash and due from banks	$70,153	$64,759	$52,549
Securities available for sale	286,864	294,763	296,314
Loans held for sale	83,754	138,939	145,053
Loans
Mortgage and construction	884,123	807,745	806,294
Commercial	775,782	742,511	715,903
Consumer	345,643	330,177	308,924

Total loans	2,005,548	1,880,433	1,831,121
Less allowance for loan losses	19,617	19,194	18,266

Loans, net	1,985,931	1,861,239	1,812,855
Federal Home Loan Bank stock	31,281	30,922	30,621
Premises and equipment, net	24,128	22,354	21,367
Goodwill	55,173	55,173	55,076
Core deposit and other intangibles	13,413	14,337	15,282
Other assets	75,834	77,806	69,826

Total assets	$2,626,531	$2,560,292	$2,498,943

LIABILITIES
Deposits
Non-interest bearing checking	$251,624	$228,642	$235,840
Interest bearing checking	122,219	118,667	110,774
Savings	196,754	193,052	195,203
Money market	450,746	452,478	441,134
Certificates of deposit	743,738	762,066	726,388

Total deposits	1,765,081	1,754,905	1,709,339
Securities sold under agreements to repurchase	39,095	38,377	36,946
Borrowings	482,944	430,752	455,206
Junior subordinated debentures owed to unconsolidated subsidiary trusts	61,857	61,857	30,929
Other liabilities	32,363	32,932	29,867

Total liabilities	2,381,340	2,318,823	2,262,287

SHAREHOLDERS’ EQUITY	245,191	241,469	236,656

Total liabilities and shareholders’ equity	$2,626,531	$2,560,292	$2,498,943

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Most Recent Five Quarters					Six months ended December 31,
(Dollars in thousands except per share data)	FY 2006 2nd Qtr	FY 2006 1st Qtr	FY 2005 4th Qtr	FY 2005 3rd Qtr	FY 2005 2nd Qtr	2005	2004
EARNINGS (GAAP)
Tax equivalent net interest income	$19,876	19,650	19,358	18,819	17,734	39,526	34,716
Net interest income	$19,652	19,431	19,139	18,600	17,509	39,083	34,273
Provision for loan losses	$1,190	1,355	925	906	1,371	2,545	1,678
Noninterest income	$6,807	6,902	6,072	7,400	1,095	13,709	6,407
Noninterest expense	$16,535	16,066	16,035	15,749	14,919	32,601	29,762
Net income	$6,046	6,167	5,955	6,590	1,636	12,213	6,393
Basic earnings per share	$0.42	0.43	0.41	0.46	0.11	0.84	0.44
Diluted earnings per share	$0.41	0.42	0.41	0.45	0.11	0.83	0.44

PERFORMANCE RATIOS (annualized) (GAAP)
Return on average assets	0.93%	0.96%	0.96%	1.11%	0.28%	0.95%	0.55%
Return on average equity	9.86%	10.23%	10.18%	11.64%	2.88%	10.05%	5.65%
Return on average tangible assets	0.95%	0.99%	0.99%	1.14%	0.28%	0.97%	0.56%
Return on average tangible equity	13.77%	14.46%	14.63%	16.95%	4.26%	14.11%	8.39%
Net interest margin, fully tax equivalent	3.33%	3.35%	3.35%	3.37%	3.30%	3.34%	3.30%
Efficiency ratio	61.97%	60.51%	63.05%	60.07%	79.23%	61.24%	72.37%
Noninterest expense as a percent of average assets	2.54%	2.51%	2.58%	2.65%	2.52%	2.53%	2.54%

RECONCILIATION OF NET INCOME TO CORE EARNINGS
GAAP net income	$6,046	6,167	5,955	6,590	1,636	12,213	6,393
Other than temporary impairment of securities, net of tax	$—	—	—	—	3,410	—	3,410
Tax-free proceeds from executive life insurance policy	$—	—	—	(1,005)	—	—	—
Core earnings	$6,046	6,167	5,955	5,585	5,046	12,213	9,803

CORE EARNINGS
Core earnings	$6,046	6,167	5,955	5,585	5,046	12,213	9,803
Basic core earnings per share	$0.42	0.43	0.41	0.39	0.35	0.84	0.68
Core diluted earnings per share	$0.41	0.42	0.41	0.38	0.35	0.83	0.67

CORE PERFORMANCE RATIOS (annualized)
Core return on average assets	0.93%	0.96%	0.96%	0.94%	0.85%	0.95%	0.84%
Core return on average equity	9.86%	10.23%	10.18%	9.86%	8.89%	10.05%	8.66%
Core return on average tangible assets	0.95%	0.99%	0.99%	0.97%	0.88%	0.97%	0.87%
Core return on average tangible equity	13.77%	14.46%	14.63%	14.37%	13.14%	14.11%	12.86%
Core net interest margin, fully tax equivalent	3.33%	3.35%	3.35%	3.37%	3.30%	3.34%	3.30%
Core efficiency ratio	61.97%	60.51%	63.05%	62.46%	61.97%	61.24%	64.19%
Core noninterest expense as a percent of average assets	2.54%	2.51%	2.58%	2.65%	2.52%	2.53%	2.54%

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Most Recent Five Quarters					Six months ended December 31,
(Dollars in thousands except per share data)	FY 2006 2nd Qtr	FY 2006 1st Qtr	FY 2005 4th Qtr	FY 2005 3rd Qtr	FY 2005 2nd Qtr	2005	2004
CAPITAL
Equity to total assets at end of period	9.34%	9.43%	9.47%	9.32%	9.55%	9.34%	9.55%
Tangible equity to tangible assets	6.90%	6.90%	6.85%	6.61%	6.72%	6.90%	6.72%
Book value per share	$16.24	16.02	15.75	15.41	15.20	16.24	15.20
Tangible book value per share	$11.70	11.41	11.07	10.62	10.37	11.70	10.37
Period-end market value per share	$24.05	22.17	20.09	18.30	22.39	24.05	22.39
Dividends declared per common share	$0.14	0.14	0.14	0.14	0.14	0.28	0.28
Common stock dividend payout ratio	34.15%	33.33%	34.15%	31.11%	127.27%	33.73%	63.64%
Period-end common shares outstanding (000)	15,096	15,077	15,026	14,997	14,989	15,096	14,989
Average basic shares outstanding (000)	14,519	14,473	14,417	14,382	14,350	14,496	14,384
Average diluted shares outstanding (000)	14,780	14,710	14,639	14,629	14,625	14,746	14,628

ASSET QUALITY
Net charge-offs (recoveries)	$767	427	547	602	843	1,194	621
Annualized net charge-offs (recoveries) to average loans	0.16%	0.09%	0.12%	0.14%	0.20%	0.13%	0.08%
Nonperforming loans (NPLs)	$13,419	15,326	12,605	12,186	11,644	13,419	11,644
NPLs as a percent of total loans	0.67%	0.82%	0.69%	0.70%	0.67%	0.67%	0.67%
Nonperforming assets (NPAs)	$16,294	18,443	15,611	15,052	14,584	16,294	14,854
NPAs as a percent of total assets	0.62%	0.72%	0.62%	0.61%	0.61%	0.62%	0.61%
Allowance for loan losses	$19,617	19,194	18,266	17,888	17,584	19,617	16,528
Allowance for loan losses as a percent of loans	0.98%	1.02%	1.00%	1.03%	1.02%	0.98%	1.02%
Allowance for loan losses as a percent of NPLs	146.19%	125.24%	144.91%	146.79%	151.01%	146.19%	151.01%

MORTGAGE BANKING
Mortgage originations	$339,100	419,900	394,700	319,300	333,900	759,000	672,800
Net gains on sale of loans	$1,452	1,883	1,495	1,934	1,687	3,335	2,424
Mortgage servicing portfolio	$2,446,605	2,302,874	2,100,689	1,880,773	1,791,485	2,446,605	1,791,485
Mortgage servicing rights	$24,448	23,250	21,013	18,797	18,053	24,448	18,053
Mortgage servicing rights valuation (loss) recovery	$107	247	(126)	(72)	39	354	(143)
Mortgage servicing rights / Mortgage servicing portfolio	1.00%	1.01%	1.00%	1.00%	1.01%	1.00%	1.01%

END OF PERIOD BALANCES
Loans	$2,005,548	1,880,433	1,831,121	1,736,668	1,732,059	2,005,548	1,732,059
Assets	$2,626,531	2,560,292	2,498,943	2,479,867	2,385,302	2,626,531	2,385,302
Deposits	$1,765,081	1,754,905	1,709,339	1,657,934	1,577,659	1,765,081	1,577,659
Shareholders’ equity	$245,191	241,469	236,656	231,103	227,835	245,191	227,835
Tangible shareholders’ equity	$176,605	171,959	166,298	159,240	155,434	176,605	155,434

AVERAGE BALANCES
Loans	$1,952,498	1,850,254	1,795,003	1,729,792	1,662,997	1,901,376	1,533,801
Earning assets	$2,389,805	2,345,365	2,309,944	2,231,921	2,146,739	2,367,585	2,103,035
Assets	$2,582,202	2,536,719	2,492,498	2,413,205	2,350,255	2,559,461	2,319,852
Deposits	$1,763,597	1,737,768	1,690,508	1,619,214	1,569,823	1,750,683	1,556,831
Shareholders’ equity	$243,175	239,182	234,685	229,637	225,278	241,178	224,519
Tangible shareholders’ equity	$174,145	169,240	163,338	157,651	152,418	171,693	151,183